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                                                                    EXHIBIT (J)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A for The Universal Institutional Funds, Inc. (formerly, Morgan Stanley Dean Witter Universal Funds, Inc.) of our reports dated
February 11, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Reports to Shareholders of Morgan Stanley Dean Witter Universal Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements" in such Registration Statement.



PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
April 6, 2000